On August 3, 1999, a special meeting of the shareholders of Founders Frontier Fund was held at which the shareholders voted on a Plan of Reorganization which provided for: (a) the transfer of all of the assets of Founders Frontier Fund to Founders Discovery Fund in exchange solely for shares of Discovery Fund and the assumption by Discovery Fund of all the liabilities of Frontier Fund; (b) the distribution of the Discovery Fund shares to the shareholders of Frontier Fund; and (c) the subsequent termination of Frontier Fund. The votes necessary to approve the Plan of Reorganization were obtained at an adjournment of the special meeting held on August 9, 1999, at which the following votes were cast:


                                             PERCENTAGE OF
                                              OUTSTANDING
                             SHARES             SHARES
                           ---------         -------------
          For              2,595,147             50.28%
          Against            114,061              2.21%
          Abstain            168,870              3.27%